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                                                                   Exhibit 10.33


                                                          January 26, 2001



Harold E. Selick
11 Somerset Court
Belmont, CA 94002


RE:     EMPLOYMENT TERMS

Dear Mr. Selick:

        This letter agreement (the "Agreement") sets forth the terms and conditions of your employment with Camitro Corporation (the "Company") as the surviving corporation of the merger of Camitro Corporation with a subsidiary of ArQule, Inc. ("ArQule"), pursuant to the Agreement and Plan of Merger, dated January 16, 2001 by and among ArQule, Camitro Corporation, Camitro Acquisition Corporation and certain principal shareholders of Camitro (the "Merger Agreement").

        1. TERM. Your employment with the Company will commence on the Closing Date (as defined in the Merger Agreement) and will continue until terminated by either you or the Company (the "Separation Date").

        2. DUTIES. You shall be employed with the Company in your current role/title and will perform all duties reasonably expected of you in that capacity. You shall devote your best efforts and substantially all of your business time and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company's general employment policies) to the business of the Company.

        3. SALARY. The Company shall pay you as compensation for your services hereunder an annual base salary equal to or greater than your current salary, subject to standard payroll deductions and withholdings. Your salary shall be paid on a bi-monthly basis, in accordance with the Company's standard payroll practices. You will be considered for annual increases in salary in accordance with Company policy, but in no event shall your base salary be reduced below the amount stated herein.

        4. BONUS. You shall be eligible for an annual bonus, subject to standard payroll deductions and withholdings. This bonus shall be paid each year on the earlier of either (a) your employment anniversary date with the Company, or (b) the date the Company pays bonuses to other comparably-placed executives.

        5. STANDARD COMPANY BENEFITS. You shall be entitled to all rights and benefits for which you are eligible under the terms and conditions of the standard Company benefits and compensation plans which may be in effect from time to time and provided by the Company to its employees generally.
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        6.     TERMINATION OF EMPLOYMENT.

               6.1 AT-WILL EMPLOYMENT. Both the Company and you shall have the right to terminate the employment relationship at any time, with or without Cause or Good Reason (defined below), and with or without advance notice.

                        6.1.1 DEFINITION OF CAUSE. For purposes of this Agreement, "Cause" shall mean that you have committed, or there has occurred, one or more of the following: (i) your continuing unsatisfactory job performance which you fail to correct after being given thirty (30) days written notice of, and opportunity to cure, such performance problems; (ii) your conviction of a felony by a court of competent jurisdiction under the laws of the United States or any state thereof or of the United Kingdom; (iii) your participation in any fraud or act of dishonesty against the Company that materially and adversely affects the Company's business; or (iv) you materially violate any material provision of this Agreement.

                        6.1.2 DEFINITION OF GOOD REASON. For purposes of this Agreement, "Good Reason" shall mean that any one of the following events occurs without your consent: (i) relocation of your place of employment by a distance of more than forty-five (45) miles; (ii) material diminution or alteration of your duties and responsibilities which diminution or alteration continues after you provide the Company with thirty (30) days written notice; (iii) any reduction in your base salary or benefits package, except if such change in benefits occurs on a Company-wide basis; or (iv) the Company's material violation of any material provision of this Agreement. You shall have sixty (60) days after the occurrence of the event which forms the basis for your resignation for Good Reason to terminate your employment on such grounds in order to receive the severance benefits set forth in Section 6.3 of this Agreement.

               6.2 TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the Company terminates you for Cause or you terminate your employment without Good Reason, you will be paid all salary and accrued unused vacation earned by you through the Separation Date as required by law. You shall not receive any additional compensation, severance or benefits from the Company after the Separation Date, except as required by law or by the terms of any governing Company benefit plan or program.

               6.3 TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Company terminates your employment without Cause or you resign for Good Reason, the Company shall provide you with the following severance benefits: (a) the Company will pay you a lump sum amount equal to one (1) year of your then-current base salary, subject to standard payroll deductions and withholdings; (b) the Company will pay all costs associated with continuing with your then-current level of benefits (including, but not necessarily limited to, all health, dental and vision insurance, life insurance, short and long-term disability insurance coverage), for a period of twelve months (12) months after the Separation Date; (c) all of your options to purchase Camitro common stock which were assumed by the Company and converted to options to purchase ArQule common stock as part of the Merger Agreement (the "Camitro Options") shall become one hundred percent (100%) vested as of the Separation Date; and (d) all of your shares of Camitro common and/or preferred stock which were subject to a right of repurchase (the "Repurchase Option") and which were assumed by the Company and converted to ArQule common stock as part of the Merger
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Agreement (the "Camitro Stock"), shall become one hundred percent (100%) vested and released from the Repurchase Option as of the Separation Date.

               6.4 TERMINATION DUE TO DEATH OR DISABILITY. In the event that your employment terminates because of your death or because of a physical or mental disability which renders you unable to perform your duties under this Agreement, you will receive the severance benefits provided under Section 6.3 of this Agreement (Termination Without Cause or for Good Reason).

        7.     NON-COMPETITION.

               7.1 ACKNOWLEDGEMENTS. In connection with the merger of the Company with the subsidiary of ArQule pursuant to the Merger Agreement (the "Merger"), you disposed of all shares of Camitro stock held by you in exchange for shares of ArQule stock. You hereby acknowledge that you are voluntarily entering into this Agreement and that the terms and conditions of this Agreement (and specifically this Section 7) are fair and reasonable to you in all respects.

               7.2 RESTRICTIONS. During your employment with the Company and for a period of one (1) year thereafter, you will not directly or indirectly, alone or through any other organization or entity, engage in any activity that competes with the protected business of the Company ("Competitive Activity"). For purposes of this Agreement, the "protected business of the Company" shall mean all business activities of ArQule or the Company in all geographic areas in which ArQule or the Company are performing business. Notwithstanding the above, you will not be deemed to be engaged directly or indirectly in any Competitive Activity if you participate in any such business solely as a passive investor in up to three percent (3%) of the equity securities of a company or partnership.

        8. NON-SOLICITATION. During your employment with the Company and for (1) year thereafter, you agree that you will not: (i) solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts of ArQule or the Company with whom ArQule or the Company has or is actively negotiating a written agreement as of the Separation Date; (ii) recruit, solicit or hire any person who is, or within the six (6) months preceding the Separation Date was, an officer, director or employee of ArQule or the Company or was a scientific consultant with an exclusive arrangement with ArQule or the Company; or (iii) induce or attempt to induce any officer, director, employee, consultant, agent or representative of ArQule or the Company to discontinue his or her relationship with ArQule or the Company to commence an employment or other business relationship with another entity.

        9. TERMINATION OF AGREEMENT. This Agreement shall terminate and cease to be effective on the date the Camitro Options are fully vested.

        10.    GENERAL PROVISIONS.

               10.1 NOTICES. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including, personal delivery by facsimile transmission), delivery by express delivery service (e.g. Federal Express), or the third day after
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mailing by first class mail, to the Company at its primary office location and to you at your address as then-listed on the Company payroll.

               10.2 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

               10.3 WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

               10.4 ENTIRE AGREEMENT. This Agreement, along with the Merger Agreement and any employee non-disclosure and inventions agreements or other proprietary information agreements into which you have previously entered with Camitro and which were in effect as of the Closing Date, constitutes the entire agreement between you and the Company regarding the subject matter hereof and it supersedes any prior agreement, promise, representation, written or otherwise, between you and the Company with regard to this subject matter. It is entered into without reliance on any agreement, or promise, or representation, other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by you and a duly authorized officer of the Company.

               10.5 COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile shall be deemed the equivalent of originals.

               10.6 HEADINGS AND CONSTRUCTION. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof. For purposes of construction of this Agreement, any ambiguities shall not be construed against either party as the drafter.

               10.7 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by you, the Company and their respective successors, assigns, heirs, executors and administrators, except that neither you or the Company may assign any rights or duties hereunder without the other party's express written consent.

               10.8 GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the law of the State of California.
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Please sign and date the Agreement where noted below to indicate your agreement to the terms and conditions set forth herein.

                                    Very truly yours,

                                    ARQULE, INC.

                                    By:      /s/ Stephen A. Hill
                                       ----------------------------------
                                       Stephen A. Hill
                                       President & Chief Executive Officer





Agreed and accepted:


Signature:   Harold E. Selick
          --------------------------

Printed Name:  Harold E. Selick
Date:  1/26/01